UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 24, 2003 (April 23, 2003)

National Health Realty, Inc.
(Exact name of Registrant as specified in its charter)

Maryland
(State or Other Jurisdiction of Incorporation)

333-37173	52-2059888
(Commission File No.)	(IRS Employer
Identification Number)

100 Vine Street, Suite 1402
Murfreesboro, TN 37130
(Address of principal executive offices, including zip code)

(615) 890-2020
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Item 12. Results of Operations and Financial Condition

On April 23, 2003, National Health Realty, Inc. made its first quarter earnings announcement. A copy of the press release is furnished as an exhibit to this Form 8-K and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

National Health Realty, Inc.

By: /s/ W. Andrew Adams
Name: W. Andrew Adams
Title: Chief Executive Officer

By: /s/ Donald K. Daniel
Name: Donald K. Daniel
Title: Principal Accounting Officer
Date: April 24, 2003

Exhibit Index

Number	Exhibit
99	Press release, dated April 23, 2003.

EXHIBIT 99

For Release, April 23, 2003

Investors Contact: Gerald Coggin, V.P., Dir. Investor Relations

Media Contact: Liz Goodpaster

Phone: (615) 890-9100 ext. 1221

NHR reports first quarter income

MURFREESBORO, Tenn. -- National Health Realty, Inc., (AMEX: NHR) a long-term health care real estate investment trust, announced net income for the quarter ended March 31 of $2,741,000 compared to $2,137,000 last year.

For the three months ended March 31, per share basic and diluted net income was 29 cents and 28 cents, respectively, compared to 22 cents for the first quarter last year. Basic and diluted funds from operations were 43 cents per share, compared to 47 and 46 cents per share, respectively, last year. Revenues for the quarter totaled $6,046,000 compared to $6,177,000 last year.

"We are pleased with operating results and cash flows for the quarter," NHR President Andy Adams said.

NHR owns the real property of 19 skilled nursing facilities, six assisted living centers and one retirement center. NHR also owns first and second mortgage notes totaling $64.9 million. These notes are secured by operating skilled nursing facilities and other health care properties. The company trades on the American Stock Exchange with the symbol NHR.

Statements in this press release that are not historical facts are forward looking statements. NHR cautions investors that any forward-looking statements made involve risks and uncertainties and are not guarantees of future performance. All forward-looking statements represent NHR's best judgment as of the date of this release.

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Page 2 NHR earnings

Condensed Statements of Income
(in thousands except share and per share	Three Months Ended March 31
	2003	2002
Revenues:
Rental income	$4,358	$4,233
Mortgage interest income	1,584	1,931
Investment interest and other	104	13
	$6,046	$6,177
Expenses:
Interest	$1,049	872
Depreciation of real estate	1,590	1,701
Amortization of loan and	116	12
Realty loss	---	1,000
General and administrative	203	185
	$2,958	$3,770

Net income before minority interest in
subsidiaries	3,088	2,407
Minority interest in consolidated	347	270
Net Income	$2,741	$2,137

Net income per common share:
Basic	$.29	$.22
Diluted	$.28	$.22

Funds from operations
Basic	$4,151	$4,532
Diluted	$4,151	$4,532

Funds from operations per share
Basic	$.43	$.47
Diluted	$.43	$.46

Weighted average common shares
Basic	9,570,323	9,570,323
Diluted	9,733,252	9,777,548

Common dividends declared	$.3325	$.3325

Balance Sheet Data	March 31	Dec. 31
(in thousands)	2003	2003
Real estate properties, net	$137,373	$138,963
Mortgages receivable	64,886	65,562
Long-term debt	79,243	79,488
Stockholder's equity	113,871	114,476

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Page 3 NHR earnings

Reconciliation of Funds From Operations (1)

The following table reconciles net income applicable to common stockholders to funds from operations applicable to common stockholders:

Three Months Ended
March 31
	2003	2002
(in thousands)
Net income applicable to common stockholder's	$3,088	$2,407
Adjustments:
Real estate depreciation	1,590	1,701
Impairment losses related to depreciable property	---	1,000
Adjustment for minority interest - affiliates	(527)	(576)
Funds from operations applicable to common stockholders	$4,151	$4,532

Basic funds from operations per share	$0.43	$0.47
Diluted funds from operations per share	$0.43	$0.46

Weighted average shares:
Basic	9,570,323	9,570,323
Diluted	9,733,252	9,777,548

(1)We believe that funds from operations is an important supplemental measure of operating performance. We, therefore, disclose funds from operations, although it is a measurement that is not defined by accounting principles generally accepted in the United States. We generally use the National Association of Real Estate Investment Trusts (NAREIT) measure of funds from operations. We define funds from operations as income before extraordinary items adjusted for certain non-cash items, primarily real estate depreciation, less gains/losses on sales of facilities. Our measure may not be comparable to similarly titled measures used by other REITs. Consequently, our funds from operations may not provide a meaningful measure of our performance as compared to that of other REITs. Funds from operations does not represent cash generated from operating activities as defined by accounting principles generally accepted in the United States (funds from operations does not include changes in operating assets and liabilities) and, therefore, should not be considered as an alternative to net income as the primary indicator of operating performance or to cash flow as a measure of liquidity.

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Page 4 NHR earnings

National Health Realty, Inc. Portfolio Summary March 31, 2003

Portfolio Summary
Investment
	Properties	Investment	Percentage
Equity Ownership	26	137,373,000	68%
Mortgage Loan Receivables	16	64,886,000	32%
Total Real Estate Portfolio	42	202,259,000	100%

Equity Ownership	Properties	Beds	Investments

Nursing Homes	19	2,277	$86,517,000
Assisted Living	6	488	35,569,000
Retirement Homes	1	58	15,287,000
	26	2,823	$137,373,000

Mortgage Loan Receivables	Properties	Beds	Investment

Nursing Homes	16	2,537	$64,886,000

Summary of Facilities by Type:	Properties	Percentage of Total Dollars	Total Dollars

Nursing Homes	35	74.86%	$151,403,000
Assisted Living	6	17.59%	35,569,000
Retirement Homes	1	7.56%	15,287,000
	42	100.00%	$202,259,000

						Percent
			Asst.	Retire-	Investment	Total
		LTC	Living	ment	Amount	Portfolio
1	Florida	22	3		120,178,000	59.42%
2	Tennessee	2	2	1	37,151,000	18.37%
3	South Carolina	7			32,001,000	15.82%
4	Indiana	3			5,946,000	2.94%
5	Alabama		1		4,167,000	2.06%
6	Missouri	1			2,816,000	1.39%
		35	6	1	202,259,000	100.00%